Exhibit 5.1

[Camner, Lipsitz & Poller, P.A. Letterhead]

May 22, 2003

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

Ladies and Gentlemen:

We are acting as counsel with regard to the offering by BankUnited Financial Corporation, a Florida corporation (the “Company”) of 575,000 shares of its Class A Common Stock, $.01 par value, (collectively, the “BankUnited Stock”). The BankUnited Stock is being offered pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 22, 2003, and all amendments thereto (collectively, the “Registration Statement”). The BankUnited Stock will be issued and delivered as described in the Registration Statement.

We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

The BankUnited Stock, when issued and delivered in the manner described in the Registration Statement against payment of the applicable consideration therefor, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as an Exhibit to the Registration Statement on Form S-3 (together with all amendments thereto, the “Form S-3”) and to the use of our name under the caption “Legal Matters” in the Prospectus that is incorporated by reference into and a part of the Form S-3.

Very truly yours,

CAMNER, LIPSITZ AND POLLER PROFESSIONAL ASSOCIATION

/s/ Camner, Lipsitz and Poller, Professional Association